UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 23, 2007

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

204 Edison Way Reno, NV		89502
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into Material Definitive Agreement.

On February 23, 2007, the Compensation, Nominating and Governance Committee (the “Committee”) of Altair Nanotechnologies Inc. ("Altair") adjusted its compensation policy with respect to members of its the Board of Directors. A survey of the value of the cash and equity compensation awarded to directors of 24 nanotechnology and biopharama companies presented to the Committee indicated that the median value of the total compensation awarded to directors, excluding additional amounts for committee and chair service, was $70,000. Based upon such information, in order to attract and retain directors, the Committee determined that its compensation for its directors was below the median in its peer group and approved an increase in the compensation to be received by directors for service on the Board of Directors and committees of the Board of Directors.

The cash component of the compensation, before and after the change, is as follows:

Position	Current Compensation Per Quarter	New Compensation Per Quarter
NonEmployee Director	$5,000	$5,000
Chairman of the Board	$4,000	$4,000
Audit Committee Chair	$2,000	$3,000
Compensation and Nominating Committee Chair	$1,000	$2,000
Audit or Compensation and Nominating Committee Member	$1,000	$1,000
Other Committee Chair or Member	Determined Upon Formation of Committee	Determined Upon Formation of Committee

In addition, the Committee determined that, at the meeting of the Board of Directors following Altair’s annual shareholders meeting, each director would be awarded equity based compensation, either stock options or restricted shares, with value of $40,000. The value of the equity-based awards granted to each director in 2006 was $30,000. The value of equity-based compensation is determined using the methods adopted by Altair for valuing equity-based compensation under Generally Accepted Audited Principles for its financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Date: March 2, 2007	By:	/s/ Edward Dickinson
Edward Dickinson
Chief Financial Officer

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